Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL ANNOUNCES PRELIMINARY REVENUE FOR FISCAL THIRD QUARTER 2021

SAN DIEGO, Ca — (BUSINESS WIRE)—October 7, 2021—Quidel Corporation (NASDAQ: QDEL) (“Quidel”), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today preliminary results for the third quarter of 2021.

Quidel expects total revenues in the third quarter of 2021 to be in the range of $505 million to $510 million, an increase of between 6% and 7% from $476.1 million in the third quarter of 2020. In the third quarter of 2021, Quidel shipped over 45 million SARS tests, an increase of 135% over the third quarter of 2020. COVID-19 revenues for the third quarter of 2021 are expected to be approximately $406 million, compared with $375.7 million for the third quarter of 2020.

“In the third quarter of 2021, we saw a significant uptick in demand across multiple markets for our SARS category products as COVID-19 infections continued to rise due to the spread of the highly transmissible Delta variant. Thanks to the strategic investments we made to continue building out our professional and retail channels in the first half of the year, Quidel was able to meet much of this demand at multiple points of care, including to consumers in stores and online, driving better-than-expected product sales,” said Douglas Bryant, President and CEO of Quidel.

Mr. Bryant continued, “Along with the surge in professional and OTC demand, near the end of the quarter, we secured a 12-month contract worth an expected $284 million to supply up to 51.2 million QuickVue® At-Home OTC COVID-19 rapid antigen tests to the federal government. Although the order quantities from the government have not yet been confirmed, we believe this award validates our long-held conviction that a decentralized rapid antigen testing regimen utilizing high-quality tests is a crucial tool to help prevent the spread of COVID-19 within our communities.”

Mr. Bryant concluded, “Throughout this pandemic, our operations teams have consistently overcome challenges to drive our business forward, and the third quarter was no exception. Due to the efforts of these teams, in the third quarter we manufactured and shipped the largest volume of tests ever produced and shipped in any quarter in Quidel’s history and are also on-track to reach our target run-rate capacity of approximately 70 million rapid antigen tests (50 million QuickVue and 20 million Sofia) per month by the end of the year. Even with this incredible performance in the third quarter, we must reiterate that the SARS testing environment remains highly fluid, and we’ve learned that demand can change very quickly. That said, regardless of these ebbs and flows, we believe that Quidel remains well-positioned to execute on our near-term and longer-term objectives across our broader portfolio of diagnostic assays and instruments. We look forward to discussing our business, including details around product mix and demand, in more detail on our third quarter earnings call.”

These preliminary results are based on management’s initial analysis of operations for the quarter ended September 30, 2021. Quidel expects to issue full financial results for the fiscal third quarter of 2021 in November.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia®, Solana®, Lyra®, Triage® and QuickVue, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, including a host of products to detect COVID-19. With products made in America, Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities, and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory

Forward-Looking Statements
This press release contains forward-looking statements that involve material risks, assumptions, and uncertainties. Forward-looking statements typically contain terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words. Forward-looking statements in this press release include: our estimated revenues for the third quarter of 2021; our ability to meet our near-term and longer-term objectives across our broader portfolio of diagnostic assays and instruments; the expected orders for our COVID-19 tests under the government contract, which contract sets forth a minimum purchase volume, which is less than the expected volume, and a maximum purchase volume, and for which the government’s proposed order schedule has not been provided to date; and the timing of issuance of our full financial results for the third quarter of 2021. Various factors could cause our actual results and performance to differ materially from the forward-looking statements. Factors that could contribute to such differences include: impacts of the COVID-19 pandemic; competition; our development of new technologies, products, and markets; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; acceptance of our products among physicians, healthcare providers, or other customers; the impact of third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials and other components; costs and disruptions from failures in our information technology and storage systems; international risks, including compliance with product registration requirements and legal requirements, tariffs, currency exchange fluctuations, reduced protection of intellectual property rights, and taxes; worldwide economic, political, and social uncertainty; our development, acquisition, and protection of proprietary technology rights; intellectual property risks and third-party claims of infringement, loss of our Emergency Use Authorization from the U.S. Food and Drug Administration for our COVID-19 products; failures or delays in receiving regulatory approvals, clearances, or authorizations, the loss of previously received approvals, or other adverse actions by regulatory authorities; funding and compliance risks relating to government contracts; product defects; compliance with government regulations relating to the handling, storage, and disposal of hazardous substances; our ability to identify and successfully acquire and integrate potential acquisition targets; our need for additional funds to finance our capital or operating needs; and other risks described in our periodic reports and registration statements filed with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update these forward-looking statements for revisions or changes after the date of this press release.